PROSPECTUS SUPPLEMENT NO. 1                     Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 16, 2000)                    Registration No. 333-36384

                           HUMAN GENOME SCIENCES, INC.

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                                  $300,000,000
                 3 3/4% Convertible Subordinated Notes Due 2007
                                       and
                        1,369,863 Shares of Common Stock
                      Issuable Upon Conversion of the Notes

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               The following information supplements information contained in our prospectus dated May 16, 2000, relating to the potential offer and sale from time to time by holders of the notes and the underlying shares of our common stock. See "Plan of Distribution" in our prospectus.

               This prospectus supplement may only be delivered or used in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol "HGSI."

               NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Prospectus Supplement dated May 23, 2000

        The notes were originally issued by us and sold by Credit Suisse First Boston Corporation, as initial purchaser, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible.

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        The following table supplements the information in our prospectus with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling holders. All information provided in this prospectus supplement is as of May 22, 2000.

        The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus supplement. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years. No selling holder named in the table below beneficially owns one percent or more of our common stock. Common stock owned prior to the offering and after completion of the offering includes shares of common stock issuable upon conversion of our 5 1/2% Convertible Subordinated Notes Due 2006 and 5% Convertible Subordinated Notes Due 2007.

                                                                                       COMMON STOCK
                                       PRINCIPAL AMOUNT    COMMON STOCK                 OWNED AFTER
                                           OF NOTES       OWNED PRIOR TO    COMMON      COMPLETION
                                         BENEFICIALLY            THE        STOCK         OF THE
NAME                                   OWNED AND OFFERED     OFFERING       OFFERED      OFFERING
----                                   -----------------  --------------    -------    ------------
American Stores Company ...........     $ 1,000,000            4,566          4,566        --
Boston Edison Retirement Trust ....         750,000            3,424          3,424         --
Detroit Edison Employees'
  Retirement Trust ................       1,050,000            4,794          4,794         --
Houston Firemen's Relief and
  Pension Fund "B" ................       2,550,000           11,643         11,643         --
Houston Municipal Employees Pension
  System ..........................       1,250,000            5,707          5,707         --
IBM Retirement Plan ...............         450,000            2,054          2,054         --
Partner Reinsurance Co. ...........         350,000            1,598          1,598         --
Pension Reserves Investment Trust .       2,740,000           12,511         12,511         --
Raytheon Master Trust .............         800,000            3,652          3,652         --
Reliant Energy Retirement Plan ....         300,000            1,369          1,369         --
San Diego County Employee's
  Retirement Association ..........         300,000            1,369          1,369         --
State of Connecticut Fund "F" .....       3,550,000           16,210         16,210         --
State of Rhode Island Employees
  Retirement System ...............       2,525,000           11,529         11,529         --

                                                                                     COMMON STOCK
                                      PRINCIPAL AMOUNT    COMMON STOCK                OWNED AFTER
                                          OF NOTES       OWNED PRIOR TO   COMMON      COMPLETION
                                        BENEFICIALLY            THE       STOCK         OF THE
NAME                                  OWNED AND OFFERED     OFFERING      OFFERED      OFFERING
----                                  -----------------  --------------   -------    ------------
United Mine Workers of America
  Health and Retirement Fund ......     $ 2,450,000           11,187         11,187         --
United Technologies Master
  Retirement Plan .................       4,000,000           18,264         18,264         --
                                        --------------     ------------      ------       -----

  Total............................     $24,065,000          109,877        109,877         --
                                        ==============    =============     =======       =====

        Information concerning the selling holders may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary. In addition, the per share conversion price and the "make-whole" payment, if any, and therefore the number of shares of common stock issuable upon conversion or redemption of the notes, are subject to adjustment. See "Description of Securities Conversion Rights" and "-- Provisional Redemption" in the prospectus. As a result, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.

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